Exhibit 1.1
CIM COMMERCIAL TRUST CORPORATION
AMENDMENT NO. 2 TO
SECOND AMENDED AND RESTATED
DEALER MANAGER AGREEMENT
The parties hereto are entering into this Amendment No. 2, dated as of September 22, 2021 (this “Amendment”), to that certain Second Amended and Restated Dealer Manager Agreement, dated as of January 28, 2020, as amended by Amendment No. 1, dated as of April 9, 2020 (together, the “Agreement”), by and among CIM Commercial Trust Corporation, a Maryland corporation (the “Company”), CIM Service Provider, LLC, a Delaware limited liability company (the “Manager”), and CCO Capital, LLC, a Delaware limited liability company (the “Dealer Manager”). Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings assigned to such terms by the Agreement.
WHEREAS, on the terms and subject to the conditions of the Agreement, the Dealer Manager serves as the exclusive dealer manager of the Company with respect to the public offering (the “Offering”) by the Company of a maximum of $784,983,825, on an aggregate basis, of shares of Series A Preferred Stock, par value $0.001 per share, of the Company (“Series A Preferred Stock”) and shares of Series D Preferred Stock, par value $0.001 per share, of the Company; and
WHEREAS, in accordance with Section 13(j) of the Agreement, the Company, the Manager and the Dealer Manager desire to adjust the fees and selling commissions payable to the Dealer Manager pursuant to the Agreement on the terms set forth in this Amendment.
NOW, THEREFORE, in consideration of foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Agreement as follows:
1.Definition of Prospectus.
(a)The third sentence of Section 2(a) of the Agreement is hereby amended and restated in its entirety as follows:
“The term “Prospectus” shall refer to the base prospectus contained in the Registration Statement, as may be supplemented, from time to time, by one or more prospectus supplements relating to the Offering.”
(b)For the avoidance of doubt, as of the date of this Amendment, the Prospectus refers to the base prospectus contained in the Registration Statement, together with that certain Prospectus Supplement No. 7 thereto, dated as of September 22, 2021, describing the terms of the Offering and the Agreement, as amended by this Amendment.
2.Selling Commissions. Sections 5(d)(ii) and (iii) of the Agreement are hereby amended and restated in their entirety as follows:
“(ii)    Subject to the special circumstances described in or otherwise provided in the “Plan of Distribution" section of the Prospectus or this Section 5(d), as compensation for acting as the dealer manager, the Company will pay to the Dealer Manager an upfront dealer manager fee in the amount of up to three percent (3.00%) and one and one-quarter of a percent (1.25%) of the selling price of each share of Series A Preferred Stock and Series D Preferred Stock, respectively for which a sale is completed in the Offering as agreed between the Company and the Dealer Manager from time to time (the “Upfront Dealer Manager Fee”); provided, however, the Upfront Dealer Manager Fee will be one percent (1.00%) of the selling price of each Preferred Share sold to certain persons affiliated with the Company as described in the Prospectus. The Dealer Manager may retain or re-allow all or a portion of the Upfront Dealer Manager Fee, subject to federal and state securities laws, to the Soliciting Dealer who sold the relevant Preferred Shares, as described more fully in the Soliciting Dealer Agreement.
(iii)    Except as otherwise provided in the “Plan of Distribution” section of the Prospectus or this Section 5(d), as compensation for acting as the dealer manager, the Company will pay to the Dealer Manager a trailing dealer manager fee per Preferred Share that accrues daily, from the date of original issuance of such Preferred Share until the earliest to occur of (A) the date on which such Preferred Share is no longer outstanding and (B) the date on which the Company determines that payment of such fee would cause the total underwriting compensation (as described below in Section 5(d)(v)) in respect of the Offering to exceed 10.00% of the aggregate gross proceeds of Preferred Shares sold in the Offering, in the amount of 1/365th of one-quarter of a percent (0.25%) per annum of the selling price of each Preferred Share for which a sale is completed in the Offering (the “Trailing Dealer Manager Fee” and, together with the Upfront Dealer Manager Fee, the “Dealer Manager Fees”).” Notwithstanding the foregoing, in no event shall any Trailing Dealer Manager Fee be payable with respect to any share of Series A Preferred Stock having a date of original issuance on or after September 9, 2021.”
3.Miscellaneous. This Amendment and the Agreement, together, contain the entire understanding of the parties hereto in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the parties hereto with respect to such subject matter. Except as specifically amended hereby, the Agreement, as amended hereby, shall remain in full force and effect. The terms and provisions of Sections 13(a), (c), (d), (e), (f), (g), (i), (j), (k) and (m) of the Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment.
(Signatures on following page.)

IN WITNESS WHEREOF, the parties hereto have each duly executed this Amendment as of the date first set forth above.

CIM COMMERCIAL TRUST CORPORATION
By:    /s/David Thompson
    Name:    David Thompson
Title:    Chief Executive Officer

CIM SERVICE PROVIDER, LLC
By:    /s/ David Thompson
    Name:    David Thompson
Title:    Vice President

CCO CAPITAL, LLC
By:    /s/ Emily Vande Krol
    Name:    Emily Vande Krol
Title:    President

(Signature Page to Amendment No. 2 to Second Amended and Restated Dealer Manager Agreement)